Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 11, 2006

MuniMae Reports Financial Results

BALTIMORE – MuniMae (NYSE: MMA) today announced unaudited financial results for the fourth quarter and full year 2005. Net earnings were $16.1 million ($.42 per diluted share) for the three months ended December 31, 2005, as compared to $17.1 million ($.48 per diluted share) for the fourth quarter of 2004, as restated. For the full year, net earnings were $85.8 million ($2.24 per diluted share) in 2005, as compared to $50.9 million ($1.46 per diluted share) in 2004, as restated. Cash available for distribution (CAD) was $29.8 million for the quarter and $95.7 million for the year ended December 31, 2005, an increase of 34% and 17%, respectively over the comparable amounts for 2004. On a per share basis, CAD was $.78 for the three months ended December 31, 2005, an increase of 24% over the fourth quarter of 2004. For the full year, CAD per share was a record $2.51, an increase of 8% over 2004 results. A reconciliation of CAD to net earnings is included in the accompanying financial table. The financial results described above are subject to the completion of the audit by the Company’s independent registered public accountants, and are therefore subject to change.

2005 Highlights

•	Closed $77 million of acquisitions.

•	Originated $3.8 billion of new investments, an increase of $1.2 billion and 49% ahead of 2004 production.

•	Increased tax credit equity syndications 15% to $1.3 billion making MuniMae the largest sponsor of tax credit equity investments in the United States.

•	Generated $135 million of fee revenue (on a CAD basis), a 28% increase over 2004.

•	Raised more than $250 million of capital through balanced issuances of common stock and preferred shares.

In recognition of these outstanding achievements, the Company’s Board of Directors approved the 36th consecutive increase in the quarterly distribution that was paid to shareholders on February 10, 2006. The distribution of $.4925 per share represents a 4% increase from the comparable distribution last year. On an annualized basis, the distribution equates to $1.97 per common share and represents a 7.5% yield based on the April 10, 2006 closing price of $26.35 per share. The stated yield does not give effect to any tax savings investors may realize from the portion of the distribution that is exempt from Federal income taxes.

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Page 2: MUNIMAE REPORTS FINANCIAL RESULTS

Commenting on the Company’s strong performance, Michael L. Falcone, Chief Executive Officer stated, “We accomplished a great deal in 2005. We closed the acquisitions of MONY Realty Capital and Glaser Financial which significantly expanded the mortgage banking products we offer as well as the services we can provide to institutional investors. In addition, we reorganized our operations to improve profitability and client service for many years to come. With greater diversity of revenue sources, a more efficient operating platform and a distribution that represents a lower percentage of CAD, MuniMae is well positioned for continued growth over the long-term.”

Conference Call

The Company will host a conference call to discuss these financial results at 9:00 am EST on April 12, 2006 which will be webcast. All interested parties are welcome to attend the live webcast which can be accessed through the “Shareholders” section of our website (www.munimae.com). The dial in number for the conference call is (877) 464-5945 (no password is required).

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers of multifamily housing, and provide other real estate related investment management and advisory services. Assets under management are more than $16 billion secured by approximately 3,000 properties, containing 330,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our prospects for improved profitability and future growth, and our unaudited financial results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MuniMae.com

For more information:

Timothy J. Lordan, Vice President, Investor Relations

888/788-3863

MUNICIPAL MORTGAGE & EQUITY, LLC

CASH AVAILABLE FOR DISTRIBUTION

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
CAD REVENUES:
Interest on investments	$38,755	$31,184	$141,009	$126,830
Syndication fees	25,745	21,319	55,135	51,852
Asset management and advisory fees	8,845	3,139	35,107	20,054
Origination and brokerage fees	7,236	4,032	18,025	12,651
Guarantee fees	5,880	4,857	13,393	11,852
Loan servicing fees	4,536	2,079	13,342	7,979
Distributions from equity investments in partnerships	1,424	2,299	10,456	8,178
Other income	5,153	3,073	13,375	8,385
Interest on short-term investments	3,082	1,288	6,712	5,178

TOTAL CAD REVENUES	100,656	73,270	306,554	252,959

CAD EXPENSES:
Interest expense on debt	19,359	16,548	69,959	63,528
Interest expense on debentures and preferred shares	6,869	4,984	25,037	16,803
Salaries and benefits	29,096	14,543	87,049	64,286
Professional fees	3,887	4,057	11,048	10,294
General and administrative	7,290	5,175	21,751	16,523
Income tax expense	2,296	214	4,173	971

TOTAL CAD EXPENSES	68,797	45,521	219,017	172,405

Net gains (losses)	42	(4,795)	13,131	1,919

Dividends paid on preferred shares of subsidiaries	2,125	755	4,962	755

CASH AVAILABLE FOR DISTRIBUTION	$29,776	$22,199	$95,706	$81,718

COMMON SHARES OUTSTANDING	38,207	35,183

CAD PER COMMON SHARE	$0.78	$0.63	$2.51	$2.33

CASH DISTRIBUTION PER COMMON SHARE	$0.4925	$0.4725	$1.9400	$1.8600

PAYOUT RATIO	63.2%	74.9%	77.1%	79.7%

RECONCILIATION OF CAD TO NET INCOME:

	For the three months ended December 31,		For the year ended December 31,
	2005	(Restated) 2004	2005	(Restated) 2004
CASH AVAILABLE FOR DISTRIBUTION	$29,776	$22,199	$95,706	$81,718
Adjustments to income due to the financing method and consolidation of tax credit funds	(3,786)	376	(11,610)	(8,679)
Fees deferred for GAAP purposes	(22,355)	(10,606)	(42,435)	(26,904)
Non-cash items	12,465	6,586	8,720	4,438
Adjustments for investments in partnerships	—	(1,651)	25,929	(8,994)
Different carrying bases	—	215	9,481	9,347

NET INCOME (unaudited)	$16,100	$17,119	$85,791	$50,926

EARNINGS PER SHARE, DILUTED (unaudited)	$0.42	$0.48	$2.24	$1.46